UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Carrizosa, Fernando
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Wackenhut Corporation
   WAK and WAK B
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and President, International Group
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Series A Common Stock      |      |    | |                  |   |           |0                  |-     |                           |
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Series B Common Stock      |Note (|A   | |2,528 (3)         |A  |-0-        |10,175             |D     |                           |
                           |3)    |    | |                  |   |           |                   |      |                           |
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  1996  Series B Restricted|      |    | |                  |   |           | 893 (1)           |D     |                           |
 Stock Units               |      |    | |                  |   |           |                   |      |                           |
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  1997  Series B Restricted|      |    | |                  |   |           | 881 (1)           |D     |                           |
 Stock Units               |      |    | |                  |   |           |                   |      |                           |
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  1998  Series B Restricted|      |    | |                  |   |           | 730 (1)           |D     |                           |
 Stock Units               |      |    | |                  |   |           |                   |      |                           |
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  1999  Series B Restricted|      |    | |                  |   |           | 951 (1)           |D     |                           |
 Stock Units               |      |    | |                  |   |           |                   |      |                           |
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  2000  Series B Restricted|      |    | |                  |   |           | 1,872 (1)         |D     |                           |
 Stock Units               |      |    | |                  |   |           |                   |      |                           |
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  2001 Series  B Restricted|2/9/01|A   | |1,892 (1)         |A  |-0-        |1,892 (1)          |D     |                           |
 Stock Units               |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |        |     |    | |           |   |     |     |            |       |       |            |   |            |
(Right to Buiy)       |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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  1994 Series B Option|6.160   |     |    | |           |   |5/1/9|4/30/|            |       |       |18,750      |D  |            |
s                     |        |     |    | |           |   |5    |04   |            |       |       |            |   |            |
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  1995 Series B Option|10.800  |     |    | |           |   |1/29/|1/27/|            |       |       |12,500      |D  |            |
s                     |        |     |    | |           |   |96   |05   |            |       |       |            |   |            |
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  1996 Series B Option|14.000  |     |    | |           |   |1/31/|1/29/|            |       |       |12,000      |D  |            |
s                     |        |     |    | |           |   |96   |06   |            |       |       |            |   |            |
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  1997 Series B Option|15.250  |     |    | |           |   |1/28/|1/27/|            |       |       |12,000      |D  |            |
s                     |        |     |    | |           |   |97   |07   |            |       |       |            |   |            |
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  1998 Series B Option|19.750  |     |    | |           |   |1/27/|1/26/|            |       |       |15,000      |D  |            |
s                     |        |     |    | |           |   |98   |08   |            |       |       |            |   |            |
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  1999 Series B Option|16.6875 |     |    | |           |   |2/18/|2/17/|            |       |       |15,000      |D  |            |
s                     |        |     |    | |           |   |99   |09   |            |       |       |            |   |            |
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  2000 Series B Option|9.750   |     |    | |           |   |2/17/|2/16/|            |       |       |45,000      |D  |            |
s                     |        |     |    | |           |   |00   |10   |            |       |       |            |   |            |
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  2000 (May) Series B |9.3750  |     |    | |           |   |5/5/0|5/4/1|            |       |       |5,000       |D  |            |
Options               |        |     |    | |           |   |0    |0    |            |       |       |            |   |            |
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1998 Series B Performa| 1-for-1|2/16/|M   | |1,034      |D  |(2)  |1/26/|Series B Com|1,034  |       |0           |   |            |
nce Shares            |        |01   |    | |           |   |     |01   |mon         |       |       |            |   |            |
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1999 Series B Performa| 1-for-1|2/18/|    | |           |   |(2)  |2/17/|            |       |       |1,903 (2)   |D  |            |
nce Shares            |        |99   |    | |           |   |     |02   |            |       |       |            |   |            |
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2000 Series B Performa| 1-for-1|2/17/|    | |           |   |(2)  |2/16/|            |       |       |3,744 (2)   |D  |            |
nce Shares            |        |00   |    | |           |   |     |03   |            |       |       |            |   |            |
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2001 Series B performa|1-for-1 |2/9/0|A   | |3,784 (2)  |A  |(2)  |2/9/0|Series B Com|3,784 (|       |3,784 (2)   |D  |            |
nce Shares            |        |1    |    | |           |   |     |4    |mon         |2)     |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
NOTES:

  (1) Restricted Stock Units to be earned under the Long Term Key Employee Incentive Stock Option Plan based upon EPS growth in three year measurement period.

   (2) Performance Shares provide for vesting and conversion factor based upon the issuers EPS growth in three year measurement period.
   (3) Represents the payout on 2/16/01 of 1,034 Performance Unit shares awarded in 1998 and the payout on 2/8/01 of 1,494 Restricted Stock Unit shares awarded in 1994.
SIGNATURE OF REPORTING PERSON
/s/ Fernando Carrizosa BY: F. E. Finizia as Attorney-In-Fact
DATE
3/5/01